Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3, SEC File Nos. 333-140166 and 333-162971, and on Form S-8, SEC File Nos. 333-50325, 333-76038, 333-50343 and 333-134631 of Odyssey Marine Exploration, Inc. and Subsidiaries of our reports dated February 26, 2010, on the financial statements and internal control over financial reporting of Odyssey Marine Exploration, Inc. and Subsidiaries, which reports appearing in this Annual Report on Form 10-K for the year ended December 31, 2009.

Ferlita, Walsh & Gonzalez, P.A.

Tampa, Florida

March 9, 2010